Exhibit 99

                        * * * * * PRESS RELEASE * * * * *




January 29, 2004



FOR IMMEDIATE RELEASE

CONTACT PERSON:   FREDERICK D. SHEPHERD, JR., PRESIDENT AND CEO
                  Telephone: (864) 638-2105
                  Fax:(864) 638-6777



                         COMMUNITY FIRST BANCORPORATION


     Community First Bancorporation, parent company of Community First Bank with offices in Oconee and Anderson Counties of South Carolina, reported net income of $3,005,000 for the year ended 2003 as compared to 2,762,000 for the previous year. Fully diluted earnings per share for 2003 is $1.21 as compared to $1.12 for 2002, an increase of 8.0%. Total Assets increased to $280,526,000 at December 31, 2003 for a 20.5% increase over the $232,855,000 reported in 2002. Total deposits increased to $256,551,000 on December 31, 2003 as compared to $211,639,000 which is a 21.2% increase when compared to the year ended 2002.




Frederick D. Shepherd, Jr.
President and Chief Executive Officer

Financial Highlights

                                                                      December 31,
                                                                      ------------
Balance Sheet                                                  2003                 2002             Change $               Change %
                                                               ----                 ----             --------               --------
Federal Funds Sold .............................           $  31,916            $  21,471            $  10,445                 49%
Securities .....................................              86,023               62,968               23,055                 37%
Loans ..........................................             147,650              137,359               10,291                  7%
Allowance for Loan Losses ......................              (2,197)              (1,950)                 247                 13%
Total Assets ...................................             280,526              232,855               47,671                 20%

Deposits .......................................             256,551              211,639               44,912                 21%

Capital ........................................              22,537               20,085                2,452                 12%


Income Statement

Interest Income ................................           $  12,664            $  12,580            $      84                  1%

Interest Expense ...............................               5,089                4,715                  374                  8%

Provision for Loan Losses ......................                 522                1,291                 (769)               -60%

Other Income ...................................               2,033                1,413                  620                 44%

Other Expense ..................................               4,414                3,697                  717                 19%

Income Tax .....................................               1,667                1,528                  139                  9%

Net Income .....................................               3,005                2,762                  243                  9%

Per Share Net Income ...........................           $    1.27            $    1.18            $    0.09                  8%
Per Share Net Income - diluted .................           $    1.21            $    1.12            $    0.09                  8%